                                                                    EXHIBIT 10.2



================================================================================



                            STOCK PURCHASE AGREEMENT


                            DATED AS OF MAY 4, 1995

                                 by and among

                       YOUNG DENTAL MANUFACTURING COMPANY

                                     and

               CHEMICAL VENTURE CAPITAL ASSOCIATES, A CALIFORNIA
               LIMITED PARTNERSHIP, P. JEFFREY LECK, JOHN F. KIRTLEY, RICHARD C. NEMANICK, THE STOCKHOLDERS NAMED HEREIN

                                     and

                             LORVIC HOLDINGS, INC.






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

                           STOCK PURCHASE AGREEMENT
                              TABLE OF CONTENTS

                                                                                                                       PAGE
                                                                                                                       ----
ARTICLE I
  PURCHASE AND SALE OF SHARES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
    1.1. Transfer of Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
    1.2. Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
    1.3. Payment of the Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
    1.4. Purchase Price Adjustment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
    1.5. Delivery of Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
    1.6. Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6

ARTICLE II
  THE CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6

ARTICLE III
  REPRESENTATIONS AND WARRANTIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
    3.1. Representations and Warranties of the Company  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
         (a)   Organization, Good Standing, Qualification and Power . . . . . . . . . . . . . . . . . . . . . . . . .    6
         (b)   Authority, Enforceability, No Violation, Etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
         (c)   Equity Investments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
         (d)   Financial Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
         (e)   Absence of Undisclosed Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
         (f)   Absence of Changes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
         (g)   Capital Structure of the Company, Title to Shares, Etc.  . . . . . . . . . . . . . . . . . . . . . . .    9
         (h)   Agreements, Etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
         (i)   Litigation, Etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
         (j)   Title to Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
         (k)   Intellectual Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
         (l)   Labor Relations; Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
         (m)   Transactions with Affiliates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
         (n)   Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
         (o)   Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
         (p)   Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
         (q)   Product Liability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
         (r)   Accounts Receivable  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
         (s)   Inventories  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
         (t)   Bank Accounts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
         (u)   Brokers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
         (v)   Compliance with Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
         (w)   No Additional Representations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
  3.2.   Several Representations and Warranties of the Stockholders . . . . . . . . . . . . . . . . . . . . . . . . .   22
         (a)   Authority, Enforceability, No Violation, Etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
         (b)   Ownership  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
         (c)   FIRPTA Affidavit . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
         (d)   No Additional Representations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
  3.3.   Representations and Warranties of the Purchaser  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
         (a)   Authority, Enforceability, No Violation, Etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
         (b)   Brokers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
         (c)   Investment Intent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24

ARTICLE IV
  CONDITIONS OF CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
    4.1. Conditions to Obligation of the Purchaser  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
         (a)   Authorization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
         (b)   Performance of Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
         (c)   Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
         (d)   No Litigation or Legislation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
         (e)   Officer Certificates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
         (f)   Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
         (g)   Stockholder Certificates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
         (h)   Indebtedness . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
         (i)   Net Worth  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
         (j)   Employment Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
         (k)   Management Arrangement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
         (l)   Escrow Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
         (m)   Contingent Payment Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
         (n)   Stockholder Actions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
         (o)   Opinion of Counsel to the Company and the Stockholders . . . . . . . . . . . . . . . . . . . . . . . . .   26
    4.2. Conditions to Obligation of the Stockholders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
         (a)   Authorization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
         (b)   Performance of Obligations of the Purchaser  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
         (c)   Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
         (d)   No Litigation or Legislation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
         (e)   Payment of Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
         (f)   Escrow Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
         (g)   Opinion of Counsel to the Purchaser  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
         (h)   Officer Certificates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27

ARTICLE V
  INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
    5.1. Survival . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
    5.2. Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
    5.3. Limitation of Recourse . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
    5.4. Exculpation, Etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
    5.5. Special Provisions Relating to Tax Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
         (a)   Tax Claim  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
         (b)   Tax Proceedings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32

ARTICLE VI
  TREATMENT OF RECEIVABLES AND INVENTORY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
    6.1. Special Provisions Relating to Closing Date Receivables and Inventory  . . . . . . . . . . . . . . . . . . . .   32

ARTICLE VII
  MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
    7.1. Agreements Relating to Tax Refunds . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
    7.2. Plan Expense Reimbursement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
    7.3. Interpretive Provisions; Certain Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
    7.4. No Additional Representations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
    7.5. Action by Stockholders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
    7.6. Appointment of Agent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
    7.7. Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
    7.8. Entire Agreement; Amendment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
    7.9. Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37

  7.10.  Descriptive Headings; Number and Gender  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
  7.11.  Public Announcements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
  7.12.  Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
  7.13.  Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
  7.14.  Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
  7.15.  Benefits of Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
  7.16.  Construction . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39

EXHIBITS
--------

   A     -  List of Stockholders
   B     -  Stockholder Expenses
   C     -  Seller Escrow Agreement
   D     -  Form of Contingent Payment Agreement
   E     -  List of Documents
   F     -  Form of Employment Agreement
   G     -  List of Certain Officers of Company
   H     -  List of Certain Officers of Purchaser
   I     -  Opinion of Counsel for Stockholders
   J     -  Opinion of Counsel for Purchasers

SCHEDULES
---------

3.1(b)   -  Authority and Enforceability
3.1(c)   -  Equity Investments
3.1(d)   -  Financial Statements
3.1(e)   -  Undisclosed Liabilities
3.1(f)   -  Changes
3.1(g)   -  Capital Structure
3.1(h)   -  Contracts, Agreements, and Purchase Orders
3.1(i)   -  Litigation and Claims
3.1(j)   -  Title to Assets
3.1(k)   -  Intellectual Property
3.1(l)   -  Employee Benefit Plans, Employees and Consultants
3.1(m)   -  Transactions with Affiliates
3.1(n)   -  Insurance Policies
3.1(o)   -  Taxes
3.1(p)   -  Environmental Matters
3.1(q)   -  Product Liability
3.1(t)   -  Bank Accounts
3.1(v)   -  Compliance with Laws

    STOCK PURCHASE AGREEMENT dated as of May 4, 1995, by and among YOUNG DENTAL MANUFACTURING COMPANY, a Missouri corporation (the "Purchaser") and CHEMICAL VENTURE CAPITAL ASSOCIATES, A California Limited Partnership ("CVCA"), P. JEFFREY LECK ("LECK"), JOHN F. KIRTLEY ("KIRTLEY"), RICHARD C. NEMANICK ("NEMANICK"), the stockholders executing a signature page hereto (each, a "Stockholder" and together with CVCA, LECK, KIRTLEY and NEMANICK, the "Stockholders"), and LORVIC HOLDINGS, INC., a Delaware corporation (the "Company").

    The Company owns all of the issued and outstanding capital stock of The Lorvic Corporation ("Lorvic"), a corporation organized under the laws of the State of Delaware. The Stockholders are the sole stockholders of the Company, with each Stockholder owning that number of shares of the Class A Common Stock, par value $.01 per share (the "Class A Common Stock") or Class B Common Stock, par value $.01 per share (the "Class B Common Stock") (collectively, the "Common Stock"), of the Company as is set forth opposite each such Stockholder's name on Exhibit A attached hereto. The shares of Common Stock owned by the Stockholders, being all of the issued and outstanding shares of capital stock of the Company, are collectively referred to herein as the "Shares". The Stockholders desire to sell to the Purchaser, and the Purchaser desires to purchase from the Stockholders, all of the Shares, on the terms and subject to the conditions contained in this Agreement.

    NOW, THEREFORE, in consideration of the premises and the mutual representations hereinafter set forth, the parties hereto hereby agree as follows:


                                   ARTICLE I

                          PURCHASE AND SALE OF SHARES

    1.1. TRANSFER OF SHARES. On the terms and subject to the conditions of this Agreement, at the Closing, the Stockholders shall sell, transfer, convey and assign to the Purchaser, and the Purchaser shall purchase and acquire from the Stockholders, all of the Shares, free and clear of all Encumbrances. As used herein, the term "Encumbrances" shall mean and include security interests, mortgages, liens, pledges, charges, easements, reservations, restrictions, rights of way, options, rights of first refusal and all other encumbrances, whether or not relating to the extension of credit or the borrowing of money.

    1.2. PURCHASE PRICE. The aggregate purchase price (the "Purchase Price") to be paid by the Purchaser to the Stockholders for the Shares shall be
(i) $13,000,000 plus (ii) the amount of all cash or cash equivalents of the Company in excess of $300,000 (the "Excess Cash") determined as of the day prior to the Closing Date (the "Valuation Date"), plus or minus (iii) any Purchase Price Adjustment made pursuant to Section 1.4 hereof, plus (iv) the Contingent Payment (defined hereafter), if any, to Nemanick. For purposes of this Agreement, the term "Contingent Payment" shall refer to any payments to which Nemanick may be entitled pursuant to the Contingent Payment Agreement of even date herewith between Purchaser and Nemanick.

    1.3. PAYMENT OF THE PURCHASE PRICE. On the Closing Date (defined hereafter) the Purchaser shall pay or cause the Company or an affiliate of the Company simultaneously with the Closing to pay the Purchase Price by wire transfer of immediately available funds as follows:

         (a) to the Stockholders, (i) the sum of $11,150,000 plus the Excess Cash (such Excess Cash (the "Estimated Excess Cash Amount") to be equal to Lorvic's best estimate, made with participation by representatives of Purchaser, of the Excess Cash as of the close of business on the Valuation
Date) of the Company minus (ii) the Stockholder Expenses (as defined below) such sum to be referred to as the "Initial Payment"), in the amounts and to the accounts designated by such Stockholders and set forth on Exhibit A hereto;

         (b) to the parties and in the amounts listed on Exhibit B hereto as payment for the expenses incurred by the Stockholders in connection with the transactions contemplated by this Agreement (the "Stockholder Expenses");

         (c) to Boatmen's Trust Company ("Boatmen's"), as escrow agent (the "Seller Escrow Agent") pursuant to the terms of the Seller Escrow Agreement, dated as of the Closing Date among the Purchaser, the Stockholders and the Escrow Agent, substantially in the form of Exhibit C hereto (the "Seller Escrow Agreement"), the sum of $1,850,000 (the "Seller Escrow Fund");

         (d) to Boatmen's as Contingent Payment Agent (the "Contingent Payment Agent") pursuant to the terms of the Contingent Payment Agreement dated as of the Closing Date among the Purchaser, Nemanick and the Contingent Payment Agent, substantially in the form of Exhibit D hereto (the "Contingent Payment Agreement"), the sum of $500,000 (the "Contingent Payment Fund"); and

         (e) the Seller Escrow Fund shall be divided into three accounts as follows: (i) $100,000 thereof shall be held in an account (the "Purchase Price Adjustment Escrow Account") to be utilized to fund the Purchase Price Adjustment as described in Section 1.4 hereof; (ii) $700,000 shall be held in an account (the "Tax Claim Escrow Account") to provide indemnification to Purchaser against the Tax Claim (as defined below) as provided in Article V hereof; and (iii) $1,050,000 thereof shall be held in an account (the "General Escrow Account", and together with the Purchase Price Adjustment Escrow Account and the Tax Claim Escrow Account, the "Escrow Accounts") to provide indemnification to Purchaser as provided in Article V hereof.

    1.4. PURCHASE PRICE ADJUSTMENT. (a) Within 60 days after the Closing Date, the Purchaser shall prepare and deliver to the Stockholders, (i) a balance sheet of the Company as of the close of business on the Valuation Date (the "Closing Balance Sheet") and (ii) the Purchaser's calculation of the Net Working Capital and the Excess Cash of the Company on the Valuation Date. As used herein, the term "Net Working Capital" means the current assets of the Company minus current liabilities (excluding in such calculation the Excluded Amounts (as defined below)) of the Company in each case determined as of the close of business on the Valuation Date, in accordance with the Closing Balance Sheet. The Closing Balance Sheet shall be prepared in accordance with GAAP (as hereinafter defined) applied in a manner consistent with the same accounting principles and methodologies used in preparing the December Balance Sheet (as hereinafter defined); provided, however, that if any of the accounting principles and methodologies used in preparing the December Balance Sheet were not in accordance with GAAP, such principles and methodologies will not be used, and GAAP will govern. For purposes of this Agreement, "Excluded Amounts" means (i) cash and cash equivalents in excess of an amount equal to $300,000; (ii) the amount of any claim or claims for refund of Federal or State income taxes arising from tax returns filed or to be filed with respect to periods ending on or prior to the Closing Date and resulting from any loss or deduction generated by the Company or Lorvic in connection with the option granted to Nemanick pursuant to the Stock Option Agreement dated as of December 28, 1989 (the "Nemanick Option") and/or the bonus paid to Nemanick (the "Nemanick Bonus") on May 2, 1995 (any such refunds to be referred to herein as the "Tax Refunds");
(iii) the current portion of any indebtedness required to be repaid pursuant to
Section 1.4(h) hereof; (iv) amounts accrued (if any) to reflect the Tax Claim (as defined in Section 5.5 hereof); and (v) amounts accrued (if any) to reflect the Plan Expenses (as defined in Section 7.01 hereof). Cash and cash equivalents in excess of $300,000 shall be included as a separate line item on the Closing Balance Sheet (the "Final Excess Cash Amount"). The Purchaser shall provide the Stockholders and their accountants with timely access, during the Company's normal business hours, to the Company's personnel, properties, books and records. The costs and expenses of preparing the Closing Balance Sheet will be borne by the Stockholders.

         (b) During the 30 days immediately following receipt of the Closing Balance Sheet by the Stockholders, the Stockholders and their accountants shall be entitled to review the Closing Balance Sheet and any working papers, trial balances and similar materials relating to the Closing Balance Sheet prepared by the Purchaser or its accountants, and the Purchaser shall provide the Stockholders and their accountants with timely access, during the Company's normal business hours, to the Company's personnel, properties, books and records. The Closing Balance Sheet shall become final and binding upon the parties on the thirty-first day following delivery thereof unless the Stockholders give written notice to the Purchaser of their disagreement with the Closing Balance Sheet (a "Notice of Disagreement") prior to such date. Any Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted. If a timely Notice of Disagreement is received by the Purchasers with respect to the Closing Balance Sheet, then the Closing Balance Sheet (as revised in accordance with clause (x) or (y) below), shall become final and binding upon the parties on the earlier of (x) the date the parties hereto resolve in writing any differences they have with respect to any matter specified in a Notice of Disagreement or (y) the date any matters in dispute are finally resolved in writing by the Accounting Firm (as defined below) (the date on which the Closing Balance Sheet so becomes final and binding being hereinafter referred to as the "Final Determination Date"). During the 30 days immediately following the delivery of any Notice of Disagreement, the Purchaser and the Stockholders shall seek in good faith to resolve in writing any differences which they may have with respect to any matter specified in such Notice of Disagreement. During such period, the Purchaser and the Stockholders shall each have access to the other party's working papers, trial balances and similar materials prepared in connection with the other party's preparation of the Closing Balance Sheet and the Notice of Disagreement, as the case may be. At the end of such 30-day period, the Stockholders and the Purchaser shall submit to an independent "Big 6" public accounting firm (the "Accounting Firm") for review and resolution any and all matters which remain in dispute and which were included in any Notice of Disagreement, and the Accounting Firm shall reach a final, binding resolution of all matters which remain in dispute, which final resolution shall be (A) in writing, (B) furnished to the Purchaser and the Stockholders as soon as practicable after the items in dispute have been referred to the Accounting Firm, (C) made in accordance with this Agreement and (D) conclusive and binding upon the Purchaser and the Stockholders. The Closing Balance Sheet, with any adjustments necessary to reflect the Accounting Firm's resolution of the matters in dispute, shall become final and binding on the Purchaser and the Stockholders on the date the Accounting Firm delivers its final resolution to the parties.

    The Accounting Firm shall be Coopers & Lybrand LLP, or if such firm is unable or unwilling to act, such other independent Big 6 public accounting firm as shall be agreed upon by the parties hereto in writing or, if the Purchaser and the Stockholders cannot so agree within the 30-calendar day period referred to above, by lot from among the remaining independent Big 6 public accounting firms willing to act. Each party shall pay its own costs and expenses incurred in connection with such dispute resolution, provided that the fees and expenses of the Accounting Firm shall be borne 50% by the Purchaser and 50% by the Stockholders, pro rata based on such Stockholders' percentage ownership of the Company on the Closing Date.

         (c) Upon the final determination of the Closing Balance Sheet in accordance with this Section 1.4, the following amounts will be payable in accordance with Section 1.4(f) and the Escrow Agreement:

             (i) if (w) Net Working Capital plus (x) the amount (if any) by which the Final Excess Cash Amount exceeds the Estimated Excess Cash Amount and less (y) the amount (if any) by which the Final Excess Cash Amount is less than the Estimated

Excess Cash Amount, and less (z) any additional adjustment pursuant to Section 1.4(d) (such sum being referred to as the "Adjustment Base") is equal to or greater than $1,418,928 (such sum being referred to as the "Target Amount"), the Escrow Agent shall distribute the Purchase Price Adjustment Escrow Account to the Stockholders, and Purchaser shall pay to the Stockholders the amount, if any, by which the Adjustment Base exceeds the Target Amount, in each case pro rata in proportion to each Stockholder's percentage interest (each a "Percentage Interest" and collectively, the "Percentage Interests") as set forth on Exhibit A hereto; and

             (ii) if the Adjustment Base is less than the Target Amount, the Escrow Agent shall distribute to the Purchaser from the Purchase Price Adjustment Escrow Account the amount by which the Adjustment Base is less than the Target Amount (the "Target Differential") and shall distribute the balance of the Purchase Price Adjustment Escrow Account to the Stockholders in proportion to their Percentage Interests; provided that, if the Target Differential exceeds $100,000, the entire Purchase Price Adjustment Escrow Account shall be distributed to Purchaser and the Escrow Agent shall distribute to Purchaser from the General Escrow Account the amount by which the Target Differential exceeds $100,000.

Any required adjustment to the purchase price pursuant to this Section 1.4 shall be referred to as the "Purchase Price Adjustment".

         (d) If within 30 days of the Closing Date, the Purchaser shall reasonably determine that any fixed asset (other than any molds used or to be used in connection with the current or future production of the EZ-ON product line) having a book value in excess of $5,000, included in the category "Property Plant and Equipment" on the December Balance Sheet is determined to be unnecessary for the operation of the Company's business as conducted on the Closing Date or in a condition that renders such asset unusable as of the Closing Date, then the Purchase Price shall be adjusted downward by the book value of such asset, and in the event of such adjustment the Purchaser shall cause the Company or Lorvic, as the case may be, to transfer title to such asset to the Stockholders or as the Stockholders may direct.

         (e) The Purchaser agrees, solely with respect to the calculation of Purchase Price Adjustments, and without restricting in any manner whatsoever the Purchaser's right to take any such action that would not affect such calculation, that following the Closing, the Purchaser will not take any actions with respect to the accounting books, records, policies and procedures of the Company on which the Closing Balance Sheet is to be based that are not consistent with GAAP applied in the manner consistent with the past practices of the Company.

         (f) Within thirty-three (33) days after the receipt by the Stockholders of the Closing Balance Sheet in accordance with Section 1.4(a) hereof, the Stockholders and Purchaser shall jointly instruct the Escrow Agent to make the disbursements of

Escrow Funds required by Section 1.4(c) hereof with respect to any undisputed amounts constituting Purchase Price Adjustments. With respect to any items that are the subject of a Notice of Disagreement, joint disbursement instructions shall be given to the Escrow Agent within three (3) business days after the Final Determination Date.

    1.5. DELIVERY OF SHARES. At the Closing, in consideration of the Purchaser's delivery of the Purchase Price pursuant to Section 1.3 hereof, (a) the Stockholders shall each deliver to the Company a certificate or certificates representing the Shares owned by such Stockholder as set forth on Exhibit A, duly endorsed in blank for transfer or accompanied by stock powers duly executed in blank, sufficient in form and substance to convey to the Purchaser good title to all of the Shares owned by such Stockholder, free and clear of all Encumbrances and (b) the Company shall deliver to the Purchaser a certificate registered in the name of the Purchaser, representing all of the Shares.

    1.6. FURTHER ASSURANCES. Each Stockholder shall, at any time after the Closing, upon the reasonable request of the Purchaser, do, execute, acknowledge and deliver, and cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney or assurances as may be reasonably required to transfer, convey, grant and confirm to and vest in the Purchaser good title to all of the Shares owned by such Stockholder, free and clear of all Encumbrances.


                                   ARTICLE II

                                  THE CLOSING

    The closing (the "Closing") of the transactions contemplated by this Agreement shall take place at the offices of Armstrong, Teasdale, Schlafly & Davis, counsel for the Purchasers simultaneously with the execution and delivery of this Agreement on May 4, 1995, or such other date as shall be mutually agreeable to the parties hereto (the "Closing Date").


                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

    3.1. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby represents and warrants to the Purchaser as follows:

         (A) ORGANIZATION, GOOD STANDING, QUALIFICATION AND POWER. Each of the Company and Lorvic is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as presently conducted. The Company has delivered to the Purchaser correct and complete copies of each of the Company's and Lorvic's Charter and By-Laws (as hereinafter defined), in each case as in effect on the date hereof. Each of the Company and Lorvic are duly qualified and in good standing to do business in each jurisdiction in which such qualification is necessary because of the nature of the business conducted by it, except where the failure to be so qualified would not have a material adverse effect on the business, financial condition or results of operations of the Company and Lorvic taken as a whole (a "Material Adverse Effect"). As used in this Agreement, (i) the terms "Charter" and "By-Laws" respectively mean, with respect to any corporation, those instruments that, among other things, (A) define its existence, as filed or recorded with the applicable Governmental Authority (as hereinafter defined), including, without limitation, such corporation's Articles or Certificate of Incorporation, Organization or Association and (B) otherwise govern its internal affairs, in each case as amended, supplemented, or restated and (ii) the term "Governmental Authority" means any federal, state, local or regional government, authority, instrumentality, department commission, board, bureau, agency or court.

         (B) AUTHORITY, ENFORCEABILITY, NO VIOLATION, ETC. The Company has all requisite corporate power and authority to execute and deliver this Agreement, and the other agreements, instruments, certificates and other documents contemplated hereby which are listed on Exhibit E (each a "Document" and, collectively, the "Documents") to which it is a party, to perform its obligations under each such Document, and to consummate the transactions contemplated by each such Document. The execution, delivery and performance by the Company of each Document to which it is a party and the consummation of the transactions contemplated thereby have been duly and validly authorized by all necessary corporate action on the part of the Company. Each Document to which the Company is a party is, or upon its execution and delivery will be, a valid and binding obligation of the Company, enforceable against it in accordance with the terms thereof. Except as set forth on Schedule 3.1(b), neither the execution, delivery or performance by the Company of any Document to which it is a party, nor the consummation by the Company of the transactions contemplated thereby, nor compliance by the Company with any of the provisions thereof will (i) conflict with or result in a breach of any provision of the Company's or Lorvic's Charter or By-Laws, (ii) violate any law, statute, rule or regulation or judgment, order, writ, injunction or decree of any Governmental Authority, in each case applicable to the Company, Lorvic or the Shares or (iii) conflict with or result in a breach of any provision of any Contract to which the Company or Lorvic is a party or by which any of the Shares may be bound. Except as set forth on Schedule 3.1(b), no filing with, and no permit, authorization, consent or approval of, any individual, corporation, association, partnership, joint venture or other entity, organization or Governmental Authority (collectively, a "Person") is necessary for the consummation by the Company of the transactions contemplated by the Documents. For purposes of making the representation set forth in clause (ii) above and the immediately preceding sentence, the Company has assumed and, with the Purchaser's permission, relied on the representation made by the Purchaser in Section 3.3(a) hereof that the total assets and annual net sales of the ultimate parent entity, if any, of the Purchaser are less than $100,000,000. The total assets and annual net sales of the ultimate parent entity, if any, of the Company are less than $100,000,000.

         (c) EQUITY INVESTMENTS. Except as set forth on Schedule 3.1(c), the Company does not have any subsidiaries and does not, directly or indirectly, own or have the right to acquire any capital stock of or other proprietary interest in any Person.

         (d) FINANCIAL INFORMATION. Schedule 3.1(d) contains complete and accurate copies of (i) the unaudited consolidated balance sheet of the Company as of December 31, 1994 (the "December Balance Sheet"), and the related statements of operations and statements of cash flows for the periods then ended, as prepared by the Company, and (ii) the audited consolidated balance sheet of the Company as of March 31, 1994 (the "Audited Balance Sheet"), and the related statements of operations and statements of cash flows for the year then ended, together with the report thereon of Ernst & Young, independent certified public accountants. The financial statements described in the foregoing clauses (i) and (ii) are collectively referred to as the "Financial Statements". Except as set forth on Schedule 3.1(d), the Financial Statements
(A) were prepared in accordance with the books and records of the Company, (B) fairly present in all material respects the financial condition of the Company at and as of the dates indicated thereon and the results of operations of the Company for the periods indicated thereon, and (C) have been prepared in accordance with United States generally accepted accounting principles ("GAAP") consistently applied throughout the periods indicated, subject, in the case of unaudited financial statements, to normal year-end adjustments and the lack of footnotes and other presentation items.

         (e) ABSENCE OF UNDISCLOSED LIABILITIES. The Company does not have any liabilities (known or unknown, matured or unmatured, fixed or contingent) that were not disclosed or reflected on the December Balance Sheet, except (i) liabilities incurred in the ordinary course of business since the date of the December Balance Sheet, (ii) liabilities pursuant to contracts, agreements and instruments (which contracts, agreements and instruments are disclosed pursuant to Section 3.1(h) to the extent they are required to be disclosed thereby),
(iii) liabilities disclosed on the Schedules to this Agreement, and (iv) liabilities (A) of which the Company does not have knowledge and (B) which would not result in a "Material Adverse Effect". For purposes of this Section 3.1(e), a liability will be deemed to result in a "Material Adverse Effect" if such liability will result in a Loss (as defined in Section 5.2 hereof) to the Company or Lorvic in an amount equal to or greater than $100,000.

         (f) ABSENCE OF CHANGES. Except as set forth on Schedule 3.1 (f), since the date of the December Balance Sheet,

(i) the Company has been operated in the ordinary and normal course of business, consistent with past practice, (ii) has not suffered any damage, destruction or casualty loss to any of its assets not covered by insurance, having a replacement cost or fair market value in excess of $10,000 and (iii) no fact, condition or event has occurred or existed, or presently exists, which has had or is reasonably expected to have a Material Adverse Effect.

         (g) CAPITAL STRUCTURE OF THE COMPANY, TITLE TO SHARES, ETC. (i) The authorized capital stock of the Company consists of (A) 60,000 shares of Class A Common Stock and 10,000 shares of Class B Common Stock, of which 20,745.85 and 4,254.15 shares, respectively, are validly issued and outstanding, fully paid and nonassessable, and are held of record by the Stockholders listed on
Schedule 3.1(g) hereto, and (B) 30,000 shares of 10% Cumulative Preferred Stock, par value $1.00 per share (the "Preferred Stock"), of which 16,110 shares were issued and subsequently redeemed and may not be reissued by the Company. No shares of Common Stock or Preferred Stock are held by the Company in its treasury. Except for the Shares and as set forth on Schedule 3.1(g) hereto, there are no outstanding options, warrants, rights (including, without limitation, phantom stock or stock appreciation rights), calls, agreements, convertible securities or other commitments or rights to purchase or acquire any unissued stock or other securities from the Company, and no other securities of the Company are reserved for any purpose. Except as set forth on
Schedule 3.1(g), there are no material contracts, commitments, agreements, understandings, arrangements or restrictions to which the Company is a party which relate to the Shares.

             (ii) The authorized capital stock of Lorvic consists of 1,000 shares of common stock, par value $.01 per share, of which 100 shares are validly issued and outstanding, fully paid and nonassessable, and are held of record and beneficially by the Company (the "Subsidiary Shares"). There are no outstanding options, warrants, rights (including, without limitation, phantom stock or stock appreciation rights), calls, agreements, convertible securities or other commitments or rights to purchase or acquire any unissued stock or other securities from Lorvic and no securities of Lorvic are reserved for any purpose. There are no contracts, commitments, agreements, understandings, arrangements or restrictions to which the Company or Lorvic is a party which relate to the Subsidiary Shares.

         (h) AGREEMENTS, ETC. Schedule 3.1(h) sets forth an accurate and complete list of each contract or agreement (each a "Contract" and collectively, the "Contracts"), whether written or oral (including any and all amendments thereto) to which the Company or Lorvic is a party, by which the Company or Lorvic is bound, and which (i) relates to the borrowing of money or the guaranty of any obligation to borrow money or is a Guaranty, letter of credit, pledge, bond or similar arrangement running to the account of or for the benefit of the Company or Lorvic, other than endorsements of negotiable instruments in the ordinary course; (ii) relates to the purchase, maintenance or acquisition, or sale or furnishing of materials, supplies, merchandise, machinery, equipment, parts or any other property or services (excluding any such contract made in the ordinary course of the Company's or Lorvic's business and which involves revenues or expenditures of less than $10,000); (iii) is a collective bargaining agreement; (iv) obligates the Company or Lorvic not to compete with any business, or to conduct any business with only certain parties, or which otherwise restrains or prevents the Company or Lorvic from carrying on any lawful business (excluding customary restrictive covenants contained in agreements identified pursuant to clause (i) above); (v) relates to employment, compensation, severance, or consulting between the Company or Lorvic and any of their respective officers, directors, employees or consultants who are entitled to compensation thereunder in excess of $25,000 per annum; (vi) is a lease or sublease of real property, or a lease, sublease or other title retention agreement or conditional sales agreement involving payments aggregating in excess of $25,000 for any machinery, equipment, vehicle or other tangible personal property (whether the Company or Lorvic is a lessor or lessee); (vii) is a contract for capital expenditures or the acquisition or construction of fixed assets for or in respect of any real property; (viii) is a contract granting any Person a lien on any of the assets of the Company or Lorvic, in whole or in part (other than liens arising in the ordinary course pursuant to Article 2 of the Uniform Commercial Code or Permitted Encumbrances); (ix) is a contract by which the Company or Lorvic retains any manufacturer's representatives, broker or other sales agent, distributor or representative, or advertising or marketing entity or through which the Company or Lorvic is appointed or authorized as a sales agent, distributor or representative, in each case involving aggregate annual revenues or expenditures in excess of $5,000 (x) is a contract under which the Company or Lorvic has granted or received a license or sublicense or under which is obligated to pay or has the right to receive a royalty, license fee or similar payment (other than software licenses for purchased software); (xi) is a joint venture or partnership contract; (xii) is a contract for storage, transportation or similar services with carriers or warehousemen (excluding any such contract entered into in the ordinary course and involving aggregate annual expenditures not exceeding $25,000); or (xiii) other than the insurance policies and binders set forth in
Section 3.1(n), is material to the assets, business, operations or financial condition of the Company and Lorvic taken as a whole. Except as set forth on
Schedule 3.1(h), (A) all of the Contracts are enforceable in all material respects by the Company or Lorvic, as the case may be, in accordance with their terms except to the extent that such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally and (B) the Company or Lorvic, as the case may be, is not in breach or default under (and no event has occurred which with notice or the passage of time or both would constitute a breach or default under) any Contracts listed on Schedule 3.1(h).

         (i) LITIGATION, ETC. Except as set forth on Schedule 3.1(i) hereto, there are no actions, suits or claims, or legal, administrative or arbitration proceedings filed or to the Company's knowledge threatened against the Company or Lorvic, whether at law or in equity, whether civil or criminal in nature or whether before or by any Governmental Authority. Except as set forth on
Schedule 3.1(i) hereto, to the Company's knowledge there are no investigations pending or threatened against the Company or Lorvic. There are no material judgments, decrees, injunctions or orders of any Governmental Authority naming the Company or Lorvic.

         (j) TITLE TO ASSETS. (i) Except as set forth on Schedule 3.1(j), the Company and Lorvic have good (and, in the case of real property, marketable) title to all of the assets and properties reflected on the December Balance Sheet or acquired subsequent thereto (except for assets and properties sold, consumed or otherwise disposed of in the ordinary course of business since the date of the December Balance Sheet), free and clear of all Encumbrances, except
(a) Encumbrances set forth on Schedule 3.1(j); (b) liens for taxes not yet due and payable or being contested in good faith by appropriate proceedings; (c) easements, covenants, conditions and restrictions of record; (d) any zoning or other governmentally established restrictions or encumbrances; (e) workers' or unemployment compensation liens arising in the ordinary course of business; (f) mechanic's, materialman's, supplier's, vendor's or similar liens arising in the ordinary course of business securing amounts which are not delinquent; (g) railroad trackage agreements, utility, slope and drainage easements, right-of-way easements and leases regarding signs; and (h) leases disclosed on
Schedule 3.1(j) or relating to any personal property the value of which does not exceed $10,000; (i) other imperfections of title, easements, covenants, conditions, restrictions or Encumbrances, which would not be reasonably likely, individually or in the aggregate, to result in a Material Adverse Effect; (the matters set forth in the foregoing clauses (a) through (i) being referred to herein as the "Permitted Encumbrances"). All of the real property owned by the Company and Lorvic ("Owned Property") is described on Schedule 3.1(j). The Owned Property constitutes all real properties used or occupied by the Company and Lorvic in connection with their businesses reflected on the Financial Statements and the Company's and Lorvic's rights in and title to the Owned Property are sufficient to permit the conduct of the Company's and Lorvic's business as currently conducted.

             (ii)    With respect to the Owned Property, except as reflected on
Schedule 3.1(j), no portion thereof is subject to any pending condemnation proceeding or proceeding by any public or quasi-public authority of which the Company has received written notice and, to the Company's knowledge, there is no threatened condemnation or proceeding with respect thereto; the physical condition of the Owned Property is sufficient for the conduct of the business of the Company and Lorvic as presently conducted subject to the provision of usual and customary maintenance and repair performed in the ordinary course with respect to similar properties of like age and construction; and there are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of the parcels of the Owned Property which are not disclosed on Schedule 3.1(j).

         (k) INTELLECTUAL PROPERTY. Schedule 3.1(k) sets forth an accurate and complete list of all material patents, pending patent applications, trademarks, service marks, and trade names, pending trademark, service mark, and trade name applications licensed to, applied for or registered in the name of, the Company or Lorvic, or in which the Company or Lorvic has any rights; all copyright registrations or pending applications for registration of the Company or Lorvic, or in which the Company or Lorvic has any rights; including the nature (e.g., patent, trademark, etc.) of the intellectual property, the application or registration number, the jurisdiction, and the record owner (the "Listed Intellectual Property"). Except as set forth on Schedule 3.1(k), with respect to the Listed Intellectual Property, no registration relating thereto has lapsed, expired or been abandoned or cancelled or to the Company's knowledge is the subject of any reexamination, reissue, opposition, or cancellation proceeding, or litigation. The Company and Lorvic own or possess adequate and enforceable licenses (free of Encumbrances other than Permitted Encumbrances) to use all Listed Intellectual Property and any other material intellectual property rights (including, without limitation, drawings, trade secrets, know-how and confidential information) currently used by the Company and Lorvic, or necessary to permit the Company and Lorvic to conduct their businesses as now conducted without restriction and without further obligation to any person except as set forth in any Intellectual Property Licenses or any Contract (the Listed Intellectual Property and the other intellectual property rights hereinafter collectively called the "Intellectual Property"). Schedule 3.1(k) sets forth all licenses to which the Company is a party relating to the Intellectual Property (the "Intellectual Property Licenses"). The Company and Lorvic are in compliance with all Intellectual Property Licenses and to the Company's knowledge there are no current grounds for termination or cancellation of any such licenses, including the transaction contemplated by this Agreement. Except as set forth on Schedule 3.1(k), neither the Company nor Lorvic has received notice of a charge of infringement or misappropriation, or in any material respect, infringed on or misappropriated and is not now, in any material respect, infringing on or misappropriating any intellectual property rights belonging to any Person based on the operations of the Company and Lorvic within the last three years, and no claim has been made, is pending or, to the knowledge of the Company, threatened to the effect that any Intellectual Property is invalid or unenforceable or that the Company or Lorvic has breached any Intellectual Property License, or that any Intellectual Property License is terminable or cancelable. To the Company's knowledge, except as set forth on Schedule 3.1(k), no Person is infringing upon or violating any of the Listed Intellectual Property in any material respect. Except as set forth on Schedule 3.1(k), no contract or agreement between the Company or Lorvic with any party exists, and no Encumbrances other than Permitted Encumbrances exist, which in either case would materially impede or prevent the continued use by the Company or Lorvic of the entire right, title and interest of the Company or Lorvic in and to any of the Intellectual Property of the Company or Lorvic.

         (l) LABOR RELATIONS; BENEFIT PLANS. Except as set forth on Schedule 3.1(l): (i) The Company and Lorvic are not a party to, nor bound by, any collective bargaining agreements covering their employees. Each of the Company and Lorvic is in material compliance with all material federal, state and local laws and regulations respecting employment and employment practices, terms and conditions of employment and wages and hours, and to the knowledge of the Company there is no material labor strike, dispute, slowdown, stoppage or organizational effort actually pending against or involving the Company or Lorvic.

             (ii) For purposes of this Subsection 3.1(l)(ii) and Subsections 3.1(l)(iii) through (xii), the following terms have these meanings:

                 (aa) "Qualified Pension Plan" means a plan or arrangement described in Section 3(2) of Title I of ERISA which is qualified under Code
    Section 401(a).

                 (bb) "Employee Welfare Benefit Plan" means a plan or arrangement described in Section 3(1) of ERISA.

                 (cc) "Non-Qualified Pension Plan" means a plan or arrangement described in Section 3(2) of ERISA which is not qualified under Code Section 401(a).

                 (dd) "Non ERISA Plan" means any plan, policy, program, arrangement or agreement, whether written or terminated; other than a Qualified Pension, Employee Welfare Benefit or Non-Qualified Pension Plan; including, but not limited to, any bonus or incentive plan, severance arrangement or plan, material fringe benefit arrangement or plan, personnel policy, vacation time, holiday pay, tool allowance, safety equipment allowance, sick leave, stock options, restricted stock, stock bonus, deferred bonus plan, salary reduction agreements, change-of-control agreements, employment agreements and consulting agreements with former employees, whether direct or indirect, which could result in the Company and/or Lorvic having any liability.

                 (ee) "Welfare Plans" means, collectively, the Employee Welfare Benefit Plans listed on Schedule 3.1(l).

                 (ff) "Pension Plans" means, collectively, the Qualified Pension Plans listed on Schedule 3.1(l).

                 (gg) "Scheduled Plans" means, collectively, the Non-Qualified Pension Plans and Non ERISA Plans listed on Schedule 3.1(l).

                 (hh) "Code" means the Internal Revenue Code of 1986, as amended.

                 (ii) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                 (jj) "ERISA Affiliate" means any corporation or Person which has ever been: (i) a member of the same controlled group (within the meaning of Code Section 414(b) or Section 4001 of Title IV of ERISA) as the Company and/or Lorvic, (ii) under common control (within the meaning of Code Section 414(c)) with the Company and/or Lorvic, (iii) a member of an affiliated service group (within the meaning of Code Section 414(m) with the Company and/or Lorvic, or (iv) required to be aggregated with the Company and/or Lorvic pursuant to Code Section 414(o) or regulations promulgated thereunder.

                 (kk) "Person" means any corporation, individual, partnership, joint venture, trust, unincorporated organization, government or any department or agency thereof.

                 (ll) "Multiemployer Plan" means a plan as defined in Section 3(37) of Title I of ERISA or Section 4001(a)(3) of Title IV of ERISA or Code Section 414(f).

             (iii) With respect to all current and former employees and current and former independent contractors of the Company and/or Lorvic, and the beneficiaries and dependents of such individuals, the Company and/or Lorvic does or do not currently and has or have never maintained, contributed to, obligated itself or themselves to contribute to or to pay any benefits or grant rights under or with respect thereto under any (aa) Non-Qualified Pension Plan;
(bb) Qualified Pension Plan; (cc) funded or unfunded medical, health or life insurance plan or arrangement for present or future retirees or present or future terminated employees, their spouses and dependents, which is an Employee Welfare Benefit Plan (other than limited continued medical benefit coverage for former employees, their spouses and other dependents as required to be provided under Sections 601 through 608 of Title I of ERISA and Code Section 4980B);
(dd) Non ERISA Plan; or (ee) Employee Welfare Benefit Plan. None of the Pension Plans is or has been subject to Part 3 of Subtitle B of Title I of ERISA, Code Section 412 and/or Title IV of ERISA or is or has been a Multiemployer Plan. The transactions contemplated by this Agreement will not cause any Pension Plan to become a Multiemployer Plan nor cause the Company and/or Lorvic, on or after Closing, to adopt a Multiemployer Plan. None of the Welfare Plans is or has been a "Multiple Employer Welfare Arrangement" as defined in Section 3(40)(A) of Title I of ERISA.

             (iv) No material liability has been incurred and is outstanding with respect to any Multiemployer Plan as a result of the complete or partial withdrawal by the Company and/or Lorvic or any ERISA Affiliate from such Multiemployer Plan under Title IV of ERISA, nor has the Company, Lorvic or any ERISA Affiliate been notified of any reorganization or insolvency under and within the meaning of Sections 4241 or 4245 of Title IV of ERISA or that such Multiemployer Plan intends to terminate or has terminated under Section 4041A of Title IV of ERISA. Neither the Company, Lorvic nor any ERISA Affiliate has received notice to the effect that any Multiemployer Plan has any unfunded vested benefits within the meaning of Section 4213(c) of ERISA. The transactions contemplated by this Agreement shall not cause the Company, Lorvic or any ERISA Affiliate to be subject to any material liability with respect to a Multiemployer Plan.

             (v) The Pension Plans comply in all respects with the applicable requirements of ERISA, meet the requirements of "qualified plans" under Code
Section 401(a) and each such Plan has received a favorable determination letter from the Internal Revenue Service to this effect. The Pension Plans have been or will be timely amended and filed with the Internal Revenue Service with respect to changes required by the Tax Reform Act of 1986, as amended, and are being and have been administered in compliance with the Tax Reform Act of 1986, as amended. The Welfare Plans and Non-Qualified Pension Plans listed on
Schedule 3.1(l) and related trusts, insurance contracts or other funding arrangements, if any, comply in form and in operation with the requirements of ERISA and the Code. All required reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions) have been appropriately filed or distributed with respect to the Pension and Welfare Plans. The Company, Lorvic and ERISA Affiliates have complied with all requirements of Part 6 of Subtitle B of Title I of ERISA and Code Section 4980B, and any proposed or final regulations promulgated thereunder, with respect to the Welfare Plans. The Non ERISA Plans listed on Schedule 3.1(l) have been properly adopted by the Company, Lorvic and ERISA Affiliates and administered and operated in accordance with their terms and comply with applicable law. No Welfare, Pension or Scheduled Plan can give rise to payment of any amount that is not deductible under Code Section 280G. Each Welfare, Pension and Scheduled Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code.

             (vi) With respect to each Pension and Welfare Plan, all required contributions have been timely made for the accounting periods ending prior to the Closing Date and, for the period commencing on the first day of the current accounting period to the Closing Date, all required contributions have been timely made and/or shall be made or accrued prior to the Closing Date by the Company and/or Lorvic in accordance with the terms of the Plan and prior practice. With respect to any of the Pension Plans, no reportable event within the meaning of Section 4043 of

Title IV of ERISA has occurred, and no Pension Plan has been completely or partially terminated. No event described in Sections 4041, 4042, 4062, 4063 or 4064 of ERISA has occurred in connection with any Pension Plan, other than a "reportable event" that is not subject to the provision for thirty days notice to the Pension Benefit Guaranty Corporation. No condition exists and no event has occurred which could constitute grounds for termination of any Pension Plan or Qualified Pension Plan sponsored by an ERISA Affiliate by the Pension Benefit Guaranty Corporation. Neither the Company, Lorvic nor any ERISA Affiliate has incurred or will incur prior to Closing any material liability under Title IV of ERISA arising in connection with the termination of or partial withdrawal from any Qualified Pension Plan covered or previously covered by Title VI of ERISA. With respect to the Pension and Welfare Plans, there have been no prohibited transactions as defined in Section 406 of Title I of ERISA or Code Section 4975. With respect to the Pension, Welfare, Scheduled Plans and Qualified Pension Plans sponsored by an ERISA Affiliate, no claims with respect to the assets thereof (other than routine claims for benefits), or the assets of the Company, Lorvic or an ERISA Affiliate are pending or threatened, and the Company, Lorvic or any ERISA Affiliate has knowledge of any facts which would give rise to or could reasonably be expected to give rise to any such claims and neither the Company, Lorvic nor an ERISA Affiliate nor any of their directors, officers, employees or any other "fiduciary", as such term is defined in Section 3(21) of ERISA, has any liability for failure to comply with ERISA, the Code or any other law for any action or failure to act in connection with the administration or investment of such Plan. Each Welfare Plan may be terminated after Closing to eliminate the liability for claims incurred after Closing. The most recent financial statement of the Company, Lorvic and each ERISA Affiliate recognizes, in accordance with generally accepted accounting principles and statement of Financial Accounting Standards No. 106, material liabilities under the Welfare and Scheduled Plans that are not insured by fully paid, nonassessable insurance policies and to the best of the Company's and Lorvic's knowledge, and the knowledge of any ERISA Affiliate, there are no other such material liabilities. Any contribution made or accrued with respect to any Pension, Welfare or Scheduled Plan is fully deductible for Federal income tax purposes by the Company and/or Lorvic.

             (vii) With respect to each Plan listed on Schedule 3.1(l), the Company and/or Lorvic has furnished to Purchaser true and complete copies of
(aa) the Plan documents, (bb) the most recent determination letters received from the Internal Revenue Service, (cc) Form 5500 Annual Report (including all schedules) for the three most recent Plan years, (dd) the actuarial and audited financial reports for the three most recent Plan years, (ee) all related trust agreements, insurance contracts or other funding agreements, insurance contracts or other funding agreements which implement such Plan and (ff) a copy of each and any general explanation or communication which was required to be distributed or otherwise provided to participants in such Plan which describes all or any relevant aspect of each Plan listed in Schedule 3.1(l), including any summary plan description, summary annual report and/or summary of material modifications, (gg) a description of any unwritten Plan listed on Schedule 3.1(l) as comprehended or maintained by the Company, Lorvic and/or any ERISA Affiliate to the Closing or to which the Company, Lorvic and/or an ERISA Affiliate contributes, including a description of eligibility or other relevant aspects of the obligation, and (hh) a copy of any and all rulings or notices, other than Internal Revenue Service determination letters, issued by any governmental agency with respect to the Plans.

             (viii) None of the transactions contemplated by this Agreement is a "prohibited transaction", as such term is defined in Section 406 of Title I of ERISA or in Code Section 4975 or adversely affects the qualified status of the Pension Plans under Code Section 401(a).

             (ix) The Company, Lorvic and/or any ERISA Affiliate has not incurred any liability to the Pension Benefit Guaranty Corporation, the Internal Revenue Service and/or the Department of Labor with respect to any Qualified Pension Plan, Employee Benefit Welfare Plan or Non- Qualified Pension Plan that has not been satisfied in full and no condition exists which presents a material risk to the Company or Lorvic of incurring such liability.

             (x) With respect to the Scheduled Plans, all required or recommended payments, premiums, contributions, reimbursements or accruals for all periods ending prior to or as of the Closing (including periods from the first day of the then current plan year to the Closing) shall have been made or properly accrued on the Closing Balance Sheet. None of the Scheduled Plans has any unfunded liabilities which are not reflected on the Closing Balance Sheet. Any contribution made or accrued with respect to any Pension Plan, Welfare Plan or Scheduled Plan is fully deductible by the Company and/or Lorvic.

             (xi) No employee of the Company, Lorvic or any ERISA Affiliate will become entitled to any retirement, severance or similar benefit or enhanced benefit solely as a result of the transaction contemplated herein.

             (xii) There has been no amendment to, written interpretation or announcement (whether or not written) by the Company, Lorvic or any ERISA Affiliate relating to, or change in employee participation or coverage under any Welfare, Pension or Scheduled Plan which would increase materially the expense of maintaining such Plan above the level of expense incurred in respect thereof for the fiscal year ending March 31, 1994.

         (m) TRANSACTIONS WITH AFFILIATES.  Except as set forth on Schedule 3.1
(m) and except for intercompany transactions between the Company and Lorvic, since the date of the December Balance Sheet, neither the Company nor Lorvic has purchased, acquired or leased any property or services from, or sold, transferred or leased any property or services to, or loaned or advanced any money to, or borrowed any money from or entered into any management, consulting or similar agreement with, any officer, director or shareholder of the Company, Lorvic or any of their respective Affiliates. The term "Affiliate," with respect to any Person, means any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Person, or is the parent, spouse, descendant or sibling of a Person, or the spouse of any such parent, descendant or sibling. As of the date hereof, no Affiliate of the Company or Lorvic is indebted on a net basis to the Company or Lorvic for money borrowed or other loans or advances. Neither Lorvic nor the Company has, on or after the Valuation Date, declared or paid any dividends on or made or committed to make any distributions to Stockholders with respect to capital stock of the Company or Lorvic.

         (n) INSURANCE. Schedule 3.1(n) contains an accurate and complete list and a brief description of all material insurance policies currently in effect which are presently owned or held by the Company and Lorvic, insuring the products, properties, assets, business and operations of the Company and Lorvic and its potential liabilities to third parties, and all general liability policies maintained by the Company and Lorvic. As of the date of this Agreement, all premiums due have been paid and no notice of cancellation or termination or intent to cancel has been received by the Company or Lorvic with respect to any such policy. To the knowledge of the Company, the Company and Lorvic are not in material default under any such insurance policies.

         (o) TAXES. Except as set forth on Schedule 3.1(o) (i) each of the Company and Lorvic has properly completed and filed all returns, declarations of estimated tax, tax reports, information returns and statements required to be filed by it prior to the Closing Date relating to any Taxes with respect to any income, assets or operations of the Company or Lorvic prior to the Closing Date (collectively, the "Returns"), (ii) as of the time of filing the Returns correctly reflected the facts regarding income, business assets, operations, activities, status, or other matters of the Company and Lorvic or any other information required to be shown thereon, (iii) each of the Company and Lorvic has paid all Taxes shown to be due on such Returns, (iv) neither the Company nor Lorvic has waived any statute of limitations affecting any Tax liability or agreed to any extension of time during which a Tax assessment or deficiency assessment may be made, (v) there are no pending Tax audits of any Returns of the Company or Lorvic and the Company and Lorvic have not received written notice of any unresolved questions or claims concerning their Tax liability, and (vi) neither the Company nor Lorvic has consented to have the provisions of
Section 341(f) (2) of the Code applied to it. Neither the Company nor Lorvic has, during the five-year period ending on the Closing Date, been a personal holding company within the meaning of Section 541 of the Code. Except as set forth on Schedule

3.1(o), all amounts in respect of Taxes imposed on the Company or Lorvic or for which the Company or Lorvic is liable with respect to all taxable periods or portions of periods ending on or before the Closing Date have been paid to the proper taxing authority or are properly reflected on the Closing Balance Sheet and all applicable tax laws have been fully complied with. The term "Taxes" means, with respect to any Person, federal income taxes all as are provided for or described in Subchapters A, B, C, D, E, K, N, O, P and Q of Chapter 1, Chapter 3, Chapter 5 and Chapter 6 of Subtitle A, Subtitle C, Subtitle D, Subtitle E and Subtitle F of the Internal Revenue Code of 1986, as amended, and all state, foreign and local income taxes (including any tax on or based upon net income, gross income, or income as specially defined, or earnings, profits, or selected items of income, earnings or profits) and all gross receipts, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment or windfall profits taxes, alternative or add-on minimum taxes, customs duties or other taxes, fees, assessments or charges, together with any interest and any penalties, additions to tax or additional amounts with respect thereof, and the term "Tax" means any one of the foregoing Taxes. Notwithstanding anything to the contrary contained herein, the Purchaser acknowledges that the Company is not making any express or implied representation or warranty as to the ability of the Company to take any deductions for the amortization of intangible assets after the Closing Date.

         (p) ENVIRONMENTAL MATTERS.  (i) Except as set forth on Schedule 3.1
(p),

                 (A) the Company and Lorvic are in compliance with the Environmental Laws (as hereinafter defined) and the Company and Lorvic have not received any communication from a Governmental Authority that alleges that the Company or Lorvic is not in such compliance;

                 (B) the Company has not received written notice of any Environmental Claim (as hereinafter defined) filed or threatened against the Company or Lorvic;

                 (C) since the date the Company acquired the Owned Property there have been no actions, activities, circumstances, conditions, events or incidents involving the Company, or to the Company's knowledge any other Person, including, without limitation, the release, emission, discharge or disposal of any Material of Environmental Concern (as hereinafter defined), that would be reasonably likely to result in any Environmental Claim against the Company; or

                 (D) to the Company's knowledge, there are no Materials of Environmental Concern located in the soil or groundwater at any location owned or leased by the Company.

                 (ii) "Environmental Claim" means any written notice by any Person or any Governmental Authority alleging potential liability (including,
without limitation, potential   liability for investigatory costs, cleanup
costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (A) the presence, or release into the environment, of any Material of Environmental Concern at any location owned or leased by the Company; (B) any violation, or alleged violation, of any Environmental Law; or (C) the presence of any Material of Environmental Concern generated by the Company at a location not owned or leased by the Company.

                 (iii) "Environmental Laws" means all federal, state, local and foreign laws and regulations relating to pollution or protection of the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or the protection of human health from environmental hazards (excluding those, if any, related to the smoking or consumption of tobacco), including without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

                 (iv) "Materials of Environmental Concern" means chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, asbestos, petroleum and petroleum products in each case with respect to which liability or standards of conduct are imposed pursuant to any Environmental Laws (excluding, however, tobacco and tobacco products to the extent, if any, tobacco or tobacco products are included in the forgoing description).

    The Purchaser agrees that the only representations and warranties of the Company herein as to any environmental matters are those contained in this
Section 3.1(p).

         (q) PRODUCT LIABILITY. Except as listed on Schedule 3.1(q), since December 28, 1989, no individual product liability or other tort claim in excess of $10,000 has been made or, to the knowledge of the Company, threatened against the Company or Lorvic relating to products sold by the Company or Lorvic. To the knowledge of the Company, there are no material defects in the design or manufacture of products manufactured by the Company or Lorvic. The Company has delivered, or will deliver on or before the Closing Date, to the Purchaser copies of all the product liability insurance policies relating to the Company or Lorvic purchased by the Company or Lorvic since December 28, 1989.

         (r) ACCOUNTS RECEIVABLE. The accounts receivable of the Company and Lorvic that are reflected on the accounting records of the Company and Lorvic as of the Valuation Date represent valid obligations arising from sales actually made in the ordinary course of business, and are current and collectible net of the respective reserves shown on the accounting records of the Company and Lorvic as of the Valuation Date. Subject to such reserves, all of the foregoing accounts receivable existing on the Valuation Date (the "Closing Date Receivables") will be collected within 210 days after the Closing Date.

         (s) INVENTORIES. Since December 31, 1994, the inventories related to the business of the Company and Lorvic have been maintained only in the ordinary course of business. All inventory of the Company and Lorvic is owned free and clear of all Encumbrances other than Permitted Encumbrances. All of the inventory at the Valuation Date will, subject to applicable reserves on the books of the Company, consist of items that were as of the Valuation Date of a quality usable or saleable in the normal course of the business of the Company and Lorvic consistent with past practices and were in quantities sufficient as of the Valuation Date for the normal operation of the business of the Company and Lorvic in accordance with past practice and none of such inventory on the Valuation Date consisted of any product or other item not related to the business of the Company and Lorvic.

         (t) BANK ACCOUNTS. Schedule 3.1(t) contains a correct and complete list of the name of each bank in which the Company or Lorvic has an account or safe deposit box, and the names of all Persons authorized to draw thereon or to have access thereto.

         (u) BROKERS. No agent, broker, investment banker or other Person acting on behalf of the Company or Lorvic or under the authority of the Company or Lorvic is or will be entitled to any fee or commission directly or indirectly from the Purchaser, the Company or Lorvic in connection with any of the transactions contemplated hereby.

         (v) COMPLIANCE WITH LAWS. Except as set forth on Schedule 3.1(v), the Company and Lorvic are in compliance with all applicable laws, rules, regulations, ordinances, decrees or orders of any Governmental Authority (other than environmental laws, which are covered by Section 3.1(p)) (collectively, "Laws") and have not actually received any notice of any alleged claim or threatened claim, violation of or liability under any such Law which has not heretofore been cured and for which there is no remaining liability not accrued on the December Balance Sheet; the Company and Lorvic have all governmental permits, licenses and authorizations necessary for the conduct of their businesses as presently conducted ("Permits"); to the knowledge of the Company, no loss or expiration of any such Permit is threatened; no loss or expiration or any such Permit is pending or reasonably foreseeable (other than expiration upon the end of the term thereof); and the Company and Lorvic are in compliance with the terms of such Permits.

         (w) NO ADDITIONAL REPRESENTATIONS. THE COMPANY IS NOT MAKING ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER WITH RESPECT TO THE COMPANY OR LORVIC,

INCLUDING ANY OF THE ASSETS OF THE COMPANY OR LORVIC, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT, AND EXCEPT AS SET FORTH EXPRESSLY HEREIN, THE CONDITION OF THE ASSETS OF THE COMPANY OR LORVIC, SHALL BE "AS IS" AND "WHERE IS".

    3.2. SEVERAL REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS. Each of the Stockholders severally represents and warrants to the Purchaser, as to such Stockholder only, as follows:

         (a) AUTHORITY, ENFORCEABILITY, NO VIOLATION, ETC. Such Stockholder has the full and absolute power to sell the Shares and enter into this Agreement and all Documents to which it is a party as contemplated hereby, to perform its obligations under this Agreement and each such Document, and to consummate the transactions contemplated by this Agreement and such Documents. The execution, delivery and performance by such Stockholder of this Agreement and each Document to which it is or will be a party and the consummation of the transactions contemplated thereby have been duly and validly authorized by all necessary action (corporate or otherwise) on the part of such Stockholder.
This Agreement and each Document to which such Stockholder is a party has been, or upon its execution and delivery will be, duly and validly executed and delivered by such Stockholder and is, or upon its execution and delivery will be, a valid and binding obligation of such Stockholder, enforceable against the Stockholder in accordance with the terms thereof. Neither the execution, delivery and/or performance by the Stockholder of this Agreement and any Document to which it is a party, nor the consummation of the transactions contemplated thereby nor compliance by such Stockholder with any of the provisions thereof will (i) conflict with or result in a breach of any provision of the Company's Charter or By-Laws (as defined herein) or (ii) violate any material law, statute, rule or regulation or judgment, order, writ, injunction or decree of any Governmental Authority, in each case applicable to such Stockholder or the Shares. Except as set forth on Schedule 3.2(a), no filing with, and no permit, authorization, consent or approval of, any Person is necessary for the consummation by the Stockholder of the transactions contemplated by this Agreement and the Documents.

         (b) OWNERSHIP. Except as set forth in Schedule 3.2(b), such Stockholder is the lawful owner, of record and beneficially, of the Shares owned by such Stockholder (which are those Shares listed opposite such Stockholder's name on Exhibit A hereto) and has good title to such Shares, free and clear of any and all Encumbrances other than liens for taxes not yet due and payable; upon consummation of the transactions contemplated by this Agreement, such Shares will be conveyed to Purchaser free and clear of any and all Encumbrances.

         (c) FIRPTA AFFIDAVIT. Such Stockholder is not a foreign person within the meaning of Section 1445-2(b) of the regulations promulgated under Section 1445 of the Code and will deliver to the Purchaser prior to the Closing Date a true and accurate certificate so stating which shall comply in all respects with Section 1445-2(b)(2)(i) of such regulations.

         (d) NO ADDITIONAL REPRESENTATIONS. THE STOCKHOLDERS ARE NOT MAKING ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER WITH RESPECT TO THE COMPANY OR LORVIC.

    3.3. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER. The Purchaser hereby represents and warrants to the Stockholders as follows:

         (a) AUTHORITY, ENFORCEABILITY, NO VIOLATION, ETC. The Purchaser has all requisite and corporate power and authority to execute and deliver this Agreement and the other Documents to which it is a party, to perform its obligations under this Agreement and each such Document, and to consummate the transactions contemplated thereby. The execution, delivery and performance by the Purchaser of each Document to which it is a party and the consummation of the transactions contemplated thereby have been duly and validly authorized by all necessary corporate action on the part of the Purchaser. This Agreement and each Document to which the Purchaser is a party is, or upon its execution and delivery will be, a valid and binding obligation of the Purchaser, enforceable against it in accordance with the terms thereof. Neither the execution, delivery or performance by the Purchaser of this Agreement and any Document to which it is a party, nor the consummation by the Purchaser of the transactions contemplated thereby nor compliance by the Purchaser with any of the provisions thereof will (i) conflict with or result in a breach of any provision of the Purchaser's Charter or By-Laws, (ii) violate any material law, statute, rule or regulation or judgment, order, writ, injunction or decree of any Governmental Authority, in each case applicable to the Purchaser or its assets or (iii) conflict with or result in a default or breach of any provision of any material contract or agreement to which the Purchaser is a party or by which its assets may be bound. No material filing with, and no material permit, authorization, consent or approval of, any Person is necessary for the consummation by the Purchaser of the transactions contemplated by this Agreement and the Documents. For purposes of making the representation set forth in clause (ii) and in the fifth sentence of this subsection (a), the Purchaser has assumed and, with the Company's permission, relied on the representation made by the Company in Section 3.1(b) hereof that the total assets and annual net sales of the ultimate parent entity, if any, of the Company are less than $100,000,000. The total assets and annual net sales of the ultimate parent entity of the Purchaser are less than $100,000,000.

         (b) BROKERS. No agent, broker, investment banker, or other Person acting on behalf of the Purchaser or under the authority of the Purchaser is or will be entitled to any fee or commission directly or indirectly from the Stockholders (or the Company or Lorvic in the event the transactions contemplated hereby do not occur) in connection with any of the transactions contemplated hereby.

         (c) INVESTMENT INTENT. The Purchaser acknowledges that the Shares have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), and that the Shares may not be resold absent such registration or unless an exemption therefrom is available. The Purchaser is acquiring the Shares for its own account, for investment purposes only and not with a view toward distribution thereof. The Purchaser qualifies as an "accredited investor", as such term is defined in Rule 501(a) promulgated pursuant to the Securities Act.


                                   ARTICLE IV

                             CONDITIONS OF CLOSING

    4.1. CONDITIONS TO OBLIGATION OF THE PURCHASER. The obligation of the Purchaser to perform this Agreement is subject to the satisfaction of the following conditions, unless waived by the Purchaser:

         (a) AUTHORIZATION. All corporate or other action necessary to authorize the execution, delivery and performance of this Agreement and the other Documents by the Company and the Stockholders and the consummation of the transactions contemplated by this Agreement and the other Documents shall have been duly and validly taken by the Company and the Stockholders, and the Company and the Stockholders shall have full power and authority to enter into and consummate the transactions contemplated by this Agreement and the other Documents.

         (b) PERFORMANCE OF OBLIGATIONS. The Company and the Stockholders shall have performed and complied in all material respects with all agreements and obligations and satisfied all conditions required to be performed, complied with or satisfied by each of them under this Agreement and the other Documents prior to or at the Closing.

         (c) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company and the Stockholders set forth in Sections 3.1 and
3.2 of this Agreement shall be correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be correct in all material respects on the date so specified.

         (d) NO LITIGATION OR LEGISLATION. There shall not be any statute, rule or regulation which makes the transactions contemplated by this Agreement or any other Document illegal or otherwise prohibited or any pending or threatened investigation, hearing, order, decree or judgment enjoining or seeking to enjoin the performance of this Agreement and the other Documents and the transactions contemplated hereby and thereby.

         (E) OFFICER CERTIFICATES. The Purchaser shall have received (i) a certificate, dated as of the Closing Date, signed by the Secretary of the Company and certifying as to the Charter, By-Laws, incumbency of officers executing this Agreement and the other Documents to which the Company is a party and resolutions of the Board of Directors of the Company authorizing this Agreement and the other Documents to which the Company is a party and (ii) a certificate of the President of the Company certifying as to the fulfillment of the conditions set forth in this Section 4.1.

         (F) CONSENTS. The Company shall have received all consents set forth on Schedule 3.1(b) hereto required in connection with the transactions contemplated hereby other than such consents the failure to obtain would not be reasonably likely to result in a Material Adverse Effect.

         (G) STOCKHOLDER CERTIFICATES. The Purchaser shall have received from each Stockholder the certificate referred to in Section 3.2(c).

         (H) INDEBTEDNESS. The indebtedness of the Company and Lorvic to The Boatmen's National Bank of St. Louis ("Boatmen's") pursuant to the Loan Agreement dated as of February 9, 1990, by and between Lorvic and Boatmen's, shall be repaid in full prior to the Closing Date, it being understood that the Company and Lorvic shall not be required to satisfy any other liabilities prior to Closing and all such other liabilities shall remain liabilities of the Company and Lorvic subsequent to Closing.

         (I) NET WORTH. At the close of business on the Closing Date, the Company shall have a consolidated net worth of at least $2,500,000.

         (J) EMPLOYMENT AGREEMENT. Nemanick shall execute and deliver to the Purchaser an Employment and Noncompetition Agreement substantially in the form of Exhibit F hereto.

         (K) MANAGEMENT ARRANGEMENT. The management arrangement set forth in the Purchase Agreement, dated as of December 28, 1989, by and between the Company, Lorvic, CVCA, Kirtley, Leck and Nemanick shall have been terminated and all moneys due thereunder paid in full.

         (L) ESCROW AGREEMENT. The Seller Escrow Agreement shall have been duly executed and delivered by all parties thereto.

         (M) CONTINGENT PAYMENT AGREEMENT. Nemanick shall have duly executed and delivered the Contingent Payment Agreement substantially in the form of Exhibit D hereto.

         (N) STOCKHOLDER ACTIONS. Stockholders holding at least 75% of the Common Stock (other than shares held of record or beneficially by Nemanick) shall, prior to Nemanick's exercise thereof, have approved the Nemanick Option and, prior to the payment thereof, the Nemanick Bonus.

         (O) OPINION OF COUNSEL TO THE COMPANY AND THE STOCKHOLDERS. The Purchaser shall have received an opinion dated the Closing Date from O'Sullivan Graev & Karabell, LLP, counsel to the Stockholders, substantially in the form of Exhibit I hereto.

    4.2. CONDITIONS TO OBLIGATION OF THE STOCKHOLDERS. The obligation of the Stockholders to perform this Agreement is subject to the satisfaction of the following conditions, unless waived by the Stockholders:

         (A) AUTHORIZATION. All corporate or other action necessary to authorize the execution, delivery and performance of this Agreement and the other Documents by the Purchaser and the consummation of the transactions contemplated by this Agreement and the other Documents shall have been duly and validly taken by the Purchaser and the Purchaser shall have full power and authority to enter into and consummate the transactions contemplated by this Agreement and the other Documents.

         (B) PERFORMANCE OF OBLIGATIONS OF THE PURCHASER. The Purchaser shall have performed and complied in all material respects with all agreements and obligations and satisfied all conditions to be performed, complied with and satisfied by it under this Agreement and the other Documents prior to or at the Closing.

         (C) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Purchaser set forth in Section 3.3 of this Agreement and in any other Document shall be correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date.

         (D) NO LITIGATION OR LEGISLATION. There shall not be any statute, rule or regulation which makes the sale of the Shares and the other transactions contemplated by this Agreement or any other Document illegal or otherwise prohibited or any investigation, hearing, order, decree or judgment enjoining or seeking to enjoin the performance of this Agreement and the other Documents and the transactions contemplated hereby and thereby.

         (E) PAYMENT OF PURCHASE PRICE. The Purchaser shall have made payment of the Purchase Price pursuant to Section 1.3 hereof.

         (F) ESCROW AGREEMENTS.   The Seller Escrow Agreement and the
Contingent Payment Agreement shall have been duly executed and delivered by all parties thereto.

         (G) OPINION OF COUNSEL TO THE PURCHASER. The Stockholders shall have received an opinion dated the Closing Date of Armstrong, Teasdale, Schlafly & Davis, counsel to the Purchaser, substantially in the form of Exhibit J hereto.

         (H) OFFICER CERTIFICATES. The Stockholders shall have received (i) a certificate dated as of the Closing Date, signed by the Secretary of the Purchaser and certifying as to the Charter, By-Laws, incumbency of officers executing this Agreement and the other Documents to which the Purchaser is a party and the resolutions of the Board of Directors of the Purchaser authorizing this Agreement and the other Documents to which the Purchaser is a party and (ii) a certificate of the President of the Purchaser certifying as to the fulfillment of the conditions set forth in this Section 4.2.


                                   ARTICLE V

                                INDEMNIFICATION

    5.1. SURVIVAL. The representations and warranties set forth in this Agreement shall survive for two (2) years following the Closing Date; provided that any claims for which the party asserting such claim shall have given proper notice in accordance with the terms of this Agreement (and the Escrow Agreement) on or prior to the expiration of such period shall survive until such claim is resolved pursuant to the terms of this Agreement or the Escrow Agreement.

    5.2. INDEMNIFICATION. (a) Pursuant to the terms of the Escrow Agreement and subject to the conditions set forth in this Section 5.2, subsequent to the Closing Date the Purchaser (including, for purposes of this Article V, any Person which, after the Closing Date, is an Affiliate of the Purchaser), shall be indemnified and held harmless by the Stockholders against any liability (whether fixed or unfixed, liquidated or unliquidated), loss, cost, actual or punitive damage, deficiency, demand, claim, suit, action or cause of action, fine, penalty, cost or expense of any and all investigation or proceeding, settlement, compromise (including reasonable attorney's fees and costs) (collectively, "Losses" and individually, a "Loss") which any such Person may suffer, sustain or become subject to by virtue of or which arise out of, or result from, (i) any breach of the covenants, representations and warranties of the Company or the Stockholders set forth in this Agreement and
(ii) the Tax Claim; provided that:

             (A) the Purchaser's right to indemnification for Losses arising pursuant to clause (i) of this Section 5.2(a) shall be satisfied only by recourse to the funds deposited and remaining in the General Escrow Account;

             (B) the Purchaser's right to indemnification for Losses arising pursuant to clause (ii) of this Section 5.2(a) shall be the Purchasers' only remedy for Losses incurred in connection with the Tax Claim and shall be satisfied only by recourse to the funds deposited and remaining in the Tax Claim Escrow Account; provided, however, that any payment for a Loss involving interest and penalties, if any, on the Tax Claim to be made prior to June 30, 1996 in connection with the Tax Claim to the extent such interest and penalties exceed the Tax Claim Escrow Account may be satisfied, by recourse to the General Escrow Account up to the lesser of (x) $200,000 and (y) the total amount of interest and penalties included in such Losses;

             (C) the Stockholders shall not have any personal liability to the Purchaser with respect to any Losses arising out of clauses (i) and
    (ii) of this Section 5.2(a);

             (D) notwithstanding anything to the contrary contained herein, the Purchaser shall not be entitled to indemnification hereunder for any Loss arising out of an indemnified matter referred to in the Contingent Payment Agreement dated as of the Closing Date between the Purchaser and Nemanick, and Purchaser's sole remedy with respect to any such Loss will be pursuant to the Contingent Payment Agreement between Purchaser and Nemanick;

             (E) notwithstanding anything to the contrary contained herein, the Purchaser shall not be entitled to indemnification hereunder for any Loss arising from a breach of any representation or warranty set forth herein and the amount of any Loss incurred in respect of such breach shall not be included in the calculation of aggregate Losses for purposes of clause (G) of this Section 5.2(a), to the extent that a liability arising as a result of such breach is disclosed or reflected on the Closing Balance Sheet as a current liability and included in the calculation of Net Working Capital.

             (F) the Purchaser shall not be entitled to indemnification with respect to any individual Loss unless such Loss exceeds $5,000
    (provided that where more than one Loss relates directly or indirectly to the same cause or event or related group of events, for purposes of this clause (F) such Losses shall be treated as one Loss); and

             (G) the Purchaser shall not be entitled to indemnification with respect to any individual Loss in excess of $5,000 until all such Losses exceed, in the aggregate, $50,000, in which case the Purchaser will be entitled to indemnification only to the extent such Losses exceed $50,000.

Notwithstanding anything to the contrary contained herein, Losses arising out of or from any breach of the representation and warranty contained in Sections 3.1(r) and 3.1(s) shall not (i) be subject to the provisions of clauses 5.2(a)(F) and 5.2(a)(G) or (ii) be included in the calculation of the aggregate Losses for purposes of clause (G) of this Section 5.2(a).

         (b) Subject to the conditions set forth in this Section 5.2, subsequent to the Closing Date the Purchaser shall indemnify each Stockholder and his or its estate, heirs, personal representatives or successors and hold him or it harmless against any Loss which any such Person may suffer, sustain or become subject to as a result of any breach by the Purchaser of its covenants, representations and warranties set forth herein.

         (c) No Person shall be liable for any claim for indemnification under subsections (a) or (b) above unless written notice of a claim for indemnification is delivered by the Person seeking indemnification to the Person from whom indemnification is sought (i) at any time with respect to breaches of covenants required to be performed subsequent to the Closing or the Tax Claim or (ii) prior to two (2) years from the Closing Date with respect to all other claims. All notices given in this subsection (c) shall set forth with reasonable specificity the basis for the claim for indemnification and, in the case of claims for which indemnification is sought against any Escrow Account, notice shall be given to all of the Stockholders.

         (d) Promptly after the assertion by any third party of any claim, demand or notice (a "Third Party Claim") against any Person entitled to indemnification under this Section 5.2 ("Indemnitee") that results or may result in the incurrence by such Indemnitee of any Loss for which such Indemnitee would be entitled to indemnification pursuant to this Agreement, such Indemnitee shall promptly notify the parties from whom such indemnification could be sought (the "Indemnitors") of such Third Party Claim. In the case of claims for which indemnification is sought against any Escrow Account, notice shall be given to the Stockholders. In the case of claims for which indemnification is sought against the Contingent Payment Fund, notice shall be given to Nemanick. Thereupon, the Indemnitors shall have the right, upon written notice (the "Defense Notice") to the Indemnitees within 30 days after receipt by the Indemnitors of notice of the Third Party Claim (or sooner if such claim so requires) to conduct, at their own expense, the defense against the Third Party Claim in their own names or, if necessary, in the names of the Indemnitees. The Defense Notice shall specify the counsel the Indemnitors shall appoint to defend such Third Party Claim (the "Defense Counsel") and the Indemnitees shall have the right to approve the Defense Counsel, which approval shall not be unreasonably withheld. In the event the Indemnitees and the Indemnitors cannot agree on such counsel within 10 days after the Defense Notice is given, then the Indemnitors shall propose an alternate Defense Counsel, which shall be subject again to the Indemnitees' approval. Any Indemnitee shall have the right to employ separate counsel in any such Third Party Claim and/or to participate in the defense thereof, but the fees and expenses of such counsel shall not be included as part of any Loss incurred by the Indemnitee unless (i) the Indemnitors shall have failed to give the Defense Notice within the prescribed period, (ii) such Indemnitee shall have received an opinion of counsel, reasonably acceptable to the Indemnitors, to the effect that the interests of the Indemnitee and the Indemnitors with respect to the Third Party Claim are sufficiently adverse to prohibit the representation by the same counsel of both parties under applicable ethical rules, or (iii) the employment of such counsel has been specifically authorized by the Indemnitors. The party or parties conducting the defense of any Third Party Claim shall keep the other parties apprised of all significant developments and shall not enter into any settlement, compromise or consent to judgment with respect to such Third Party Claim unless the Purchaser and the Stockholders consent, such consent not to be unreasonably withheld. In the event that the Indemnitors shall fail to give a Defense Notice within such 30-day period, they shall be deemed to have elected not to conduct the defense of the subject claim. A failure by an Indemnitee to give timely, complete or accurate notice as provided in subsection (c) or this subsection (d) will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise damaged or prejudiced as a result of such failure to give timely notice.

         (e) The amount of any Loss subject to indemnification under Section 5.2(a) shall be calculated net of any amounts which have been previously recovered by the Purchaser under insurance policies or other collateral sources (such as contractual indemnities of any Person which are contained outside this Agreement), and the Purchaser hereby covenants that it will not release any such collateral sources from any obligations they may have. In the event any such amounts recovered under insurance policies or other collateral sources are not received before any claim for indemnification is paid pursuant to this
Section 5.2, then the Purchaser shall pursue such insurance policies or collateral sources with reasonable diligence, and in the event it receives any recovery, the amount of such recovery shall be applied first, to reimburse the Purchaser for its out-of-pocket expenses (including attorneys' fees) expended in pursuing such recovery, second, to refund any payments made by any Escrow Account which would not have been so paid had such recovery been obtained prior to such payment, and third, any excess to the Purchaser. If the Purchaser fails to pursue any such insurance policies or collateral sources with reasonable diligence, then, without prejudice to any rights the Stockholders may have against the Purchaser because of such failure, the Stockholders shall have the right of subrogation to pursue such insurance policies or collateral sources and may take any reasonable actions necessary to pursue such rights of subrogation in its name or the name of the party from whom subrogation is obtained. The Purchaser shall reasonably cooperate with the Stockholders to pursue a subrogation claim. Any recovery obtained by the Stockholders shall be applied first, to reimburse the Stockholders for their out-of-pocket expenses (including attorney's fees) expended in pursuing such recovery, second, to refund to the Stockholders any payments made by any Escrow Account pursuant to Section 5.2 hereof with respect to the Losses for which the collateral source was also responsible, and third, any excess to the Purchaser. In addition, all Losses subject to indemnification hereunder shall be calculated net of any tax benefits which have been realized by the Purchaser as a result thereof plus the net present value (using a discount factor equal to the short-term Applicable Federal Rate then in effect and assuming the income tax rates then in effect for any given period remain unchanged) of tax benefits which will be realized by the Purchaser or any Affiliate in subsequent tax years. Purchaser and Stockholders agree to treat any payment hereunder to Purchaser as an adjustment to the Purchase Price. However, in the event the Internal Revenue Service determines that any such payment constitutes taxable gain or income to Purchaser, such payment shall be increased so that the Purchaser receives, on an after-tax basis, the amount which would have been received had the payment not resulted in taxable gain or income.

    5.3. LIMITATION OF RECOURSE. The rights of the parties for indemnification relating to this Agreement or the transactions contemplated hereby shall be strictly limited to those contained in Section 5.2 hereof, and subject to the last sentence hereof, such indemnification rights shall be the exclusive remedies of the parties subsequent to the Closing Date with respect to any matter in any way relating to this Agreement or arising in connection herewith. To the maximum extent permitted by law, the Purchaser and the Company hereby waive and shall cause their Affiliates to waive all other rights and remedies with respect to any such matter, whether under any Laws (including, without limitation any right or remedy under CERCLA or any other Environmental Law), at common law or otherwise. Except as provided in, and in accordance with, Section 5.2(a), no claim, action or remedy shall be brought or maintained by the Purchaser or the Company or their respective Affiliates, successors or permitted assigns against the Stockholders, and no recourse shall be brought or granted against any of them, by virtue of or based upon any alleged misstatement or omission respecting an inaccuracy in or breach of any of the representations, warranties or covenants of the Company set forth or contained in this Agreement, except to the extent that the same shall have been the result of fraud by any such Person (and in the event of fraud, recourse shall only extend to those Persons committing fraud).

    5.4. EXCULPATION, ETC. The Company and Lorvic hereby exculpate (to the greatest extent permitted by applicable law) and shall indemnify, defend and hold harmless, each of the directors and officers of the Company and Lorvic against all Losses arising out of any violations or alleged violations of fiduciary duties of care or loyalty to the Company or Lorvic in their capacities as officers or directors of the Company occurring at or prior to the Closing Date to the fullest extent permitted under Delaware law.

    5.5.     SPECIAL PROVISIONS RELATING TO TAX MATTERS.

         (a) TAX CLAIM. The term "Tax Claim" means the net amount of Taxes assessed against the Company and Lorvic as a result of the disallowance in whole or part of deductions taken or to be taken for tax periods ending on or before the Closing Date by the Company or Lorvic in connection with the Asset Purchase Agreement dated as of December 28, 1989, by and among LC Acquisition Corporation, The Lorvic Corporation, Semicon, Inc., The Lorvic International Ltd. and R.P. Scherer Corporation for the amortization of a noncompete agreement and secrecy agreement in a total amount of $3,000,000. The Stockholders have given the Purchaser notice of the Tax Claim.

         (b) TAX PROCEEDINGS. Notwithstanding anything to the contrary contained in Article V hereof, the Stockholders shall exercise, at their expense, control over the handling, disposition, and settlement of any governmental inquiry, examination, or proceeding that could result in a determination with respect to the Tax Claim (each a "Tax Claim Proceeding"). The Purchaser shall take all actions reasonably requested by the Stockholders in connection with any Tax Claim Proceeding, including, but not limited to, the execution and delivery of power(s) of attorney, certificates of officers or other instruments required in connection therewith. The Stockholders shall, however, promptly notify the Purchaser if, in connection with any such inquiry, examination, or proceeding any governmental authority proposes to make any assessment or adjustment, which would have an adverse impact on the Company or Lorvic for tax periods beginning after the Closing Date, and shall consult with the Purchaser with respect to any such proposed assessment or adjustment. Purchaser shall notify Stockholders promptly upon learning of such inquiry, examination or proceeding. Notwithstanding anything to the contrary contained in Article V hereof, and notwithstanding the foregoing, the Stockholders shall not enter into any settlement, compromise or consent to judgment with respect to the Tax Claim if such settlement, compromise or consent to judgment would be for an amount exceeding the funds in the Tax Claim Escrow Account, plus, if such settlement occurs on or prior to June 30, 1996, $200,000, without the consent of Purchaser, which consent shall not be unreasonably withheld.


                                   ARTICLE VI

                     TREATMENT OF RECEIVABLES AND INVENTORY

    6.1.     SPECIAL PROVISIONS RELATING TO CLOSING DATE RECEIVABLES AND
INVENTORY.

         (a) The Purchaser shall use its reasonable best efforts in accordance with the Purchaser's normal practices in collecting its own accounts receivable to collect the Closing Date Receivables. Any payments received by the Purchaser, the Company, Lorvic or their respective affiliates from any account debtor subsequent to the Closing Date shall, unless specifically allocated by such account debtor to a specific receivable, be credited against the oldest Closing Date Receivable or portion thereof of such account debtor.

         (b) If the Purchaser makes a claim for indemnification under Section
5.2 for a breach of the representations set forth in Sections 3.1(r) and 3.1(s) and such claim is paid out of the General Escrow Account or otherwise, then the Purchaser shall cause the Company or Lorvic, as the case may be, to execute and deliver to the Stockholders, such bills of sale and other instruments of transfer, conveyance and assignment as shall be reasonably necessary to transfer, convey and assign any Closing Date Receivables and/or inventory for which the Purchaser has been reimbursed pursuant to Section 5.2 hereof, to the Stockholders.


                                  ARTICLE VII

                                 MISCELLANEOUS

    7.1. AGREEMENTS RELATING TO TAX REFUNDS. (a) The Stockholders shall, at their expense, prepare all income tax returns for periods ending on or prior to the Closing Date and any amendments to such returns (the "Stockholder Returns"). The Stockholder Returns shall be prepared on a basis consistent with the Company's prior practices in preparing returns, and will be delivered to the Purchaser at least seven days prior to the due dates, without extension, unless the Company has not afforded the Stockholders timely access to the information necessary to prepare such returns. In connection therewith, the Company shall afford the Stockholders or their representative reasonable access to the books and records of the Company necessary to prepare such Stockholder Returns. After the Purchaser has had an opportunity to review the Stockholder Returns, the Purchaser shall cause the Company to timely file the Stockholder Returns as prepared by the Stockholders, take all actions reasonably requested by the Stockholders in connection with the filing of any Stockholder Returns and take such other reasonable steps as are necessary or appropriate to assist the Stockholders in obtaining any Tax Refunds. Subject to the following sentence, the Stockholders shall exercise control over the handling, disposition, and settlement of any governmental inquiry, examination, or proceeding relating to or arising out of the Nemanick Option and/or the Nemanick Bonus (each, a "Stockholder Tax Proceeding"). Notwithstanding anything to the contrary contained in Article V hereof, the Stockholders shall keep the Purchaser apprised of all significant developments and shall not enter into any settlement, compromise or consent to judgment with respect to any Stockholder Tax Proceedings, if such settlement, compromise or consent to judgment would have an adverse impact on the Company with respect to tax periods beginning after the Closing Date, without the consent of the Company, which consent will not be unreasonably withheld. It is the intent of the parties hereto that the taxable year of the Company and Lorvic will close for Federal income tax purposes at the close of business on the Closing Date (the "Stub Year") and that any net operating losses generated in the Stub Year will be carried back to prior taxable years. Neither the Company nor the Purchaser shall take any action that would be inconsistent with the intent expressed in the preceding sentence.

         (b) Promptly upon receipt of any Tax Refunds, the Purchaser shall cause the Company to pay the amount of all such Tax Refunds, along with the excess of any interest actually received by the Company in connection therewith over the amount of any taxes the Company owes with respect to the receipt of such interest, as follows: (x) to the Escrow Agent an amount to be deposited into the General Escrow Account up to the amount (if any) distributed to the Purchaser from the General Escrow Account pursuant to Section 1.4(c)(ii) hereof, and (y) the balance to the Stockholders, pro rata in accordance with their Percentage Interests, as an adjustment to the purchase price.

         (c) If (x) all or any portion of the loss, deduction or credit generated by the Company or Lorvic in connection with (i) the exercise of the Nemanick Option and/or (ii) the Nemanick Bonus, in either case does not generate a Tax Refund, but instead is applied against or otherwise reduces a liability (a "Tax Liability") for any taxes (including without limitation Taxes) of the Company or Lorvic or (y) any Tax Refund generated is applied against or otherwise reduces a Tax Liability of the Company or Lorvic (the amount so applied or resulting in such reduction in any such case being referred to as the "Tax Reduction Amount"), then (A) the parties hereto shall execute Mutual Written Instructions (as defined in the Escrow Agreement) instructing the Escrow Agent to release to the Stockholders, from the Tax Claim Escrow Account if the Tax Reduction Amount relates to the Tax Claim or from the General Escrow Account if the Tax Reduction Amount relates to a Tax Liability other than the Tax Claim which would result in a Loss under Section 5.2 hereof, not later than the date such other Tax Liability would otherwise be due and payable without extension, an amount equal to the Tax Reduction Amount less an amount (if any) equal to the amount disbursed to Purchaser from the General Escrow Account pursuant to Section 1.4(c)(ii) hereof and (B) if the Tax Reduction Amount reduces or is otherwise applied to a Tax Liability which would not result in a Loss under Section 5.2 hereof, the Purchaser shall pay to the Stockholders, pro rata in accordance with their Percentage Interests, the amount of such Tax Reduction Amount. If the portion of the Tax Reduction Amount distributable to the Stockholders hereunder exceeds the balance in the Tax Claim Escrow Account or the General Escrow Account, as appropriate, then the Purchaser shall pay to the Stockholders, not later than such date, the amount of such excess.

    (d) Neither the Company, the Purchaser nor any Affiliate thereof shall request under Section 301.6501(d) of the Treasury Department Regulations or any similar statutory provision or regulation the prompt assessment by any taxing authority of any taxes (including without limitation Taxes), for which the Company may be liable.

    7.2. PLAN EXPENSE REIMBURSEMENT. The Purchaser shall consult with Nemanick on all Plan Expenses (as defined below) to be incurred by the Purchaser. Purchaser shall have the right to reimbursement from the General Escrow Account of an aggregate amount not to exceed $20,000 for all legal expenses, accounting fees, taxes, penalties and government user fees paid by Purchaser to correct the allocation of contributions under the Lorvic Profit Sharing Plan to comply with the 1986 Tax Reform Act and to bring the Lorvic Pension Plan into compliance with Federal legislation (collectively, "Plan Expenses").

    7.3. INTERPRETIVE PROVISIONS; CERTAIN DEFINITIONS. Whenever used in this Agreement, "to the Company's knowledge" or "to the knowledge of the Company" shall mean the actual knowledge of those Persons who are listed on Exhibit H and "to Purchaser's knowledge" or "to the knowledge of Purchaser" shall mean the actual knowledge of the Persons listed on Exhibit G. The inclusion of any information on any schedule shall not be deemed to be an admission or acknowledgement by the Company, in and of itself, that such information is required to be listed on such schedule or is material to or outside the ordinary course of the business of the Company and Lorvic. Any disclosure made in any Schedule to this Agreement which should, based on the substance of such disclosure, be applicable to another Schedule to this Agreement shall be deemed to be made with respect to such other Schedule regardless of whether or not a specific reference is made thereto.

    7.4. NO ADDITIONAL REPRESENTATIONS. THE PURCHASER AND ITS REPRESENTATIVES HAVE UNDERTAKEN AN INDEPENDENT INVESTIGATION AND VERIFICATION OF THE BUSINESS, OPERATIONS AND FINANCIAL CONDITION OF THE COMPANY AND LORVIC. THE PURCHASER EXPRESSLY ACKNOWLEDGES AND AGREES THAT IT IS NOT RELYING ON THE COMPANY, LORVIC OR THE STOCKHOLDERS WITH RESPECT TO ANY MATTER IN CONNECTION WITH THE PURCHASER'S INVESTIGATION OR EVALUATION OF THE COMPANY OR LORVIC, (INCLUDING ANY OF THEIR ASSETS) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN SECTION 3 OF THIS AGREEMENT. THE PURCHASER EXPRESSLY ACKNOWLEDGES AND AGREES THAT EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE CONDITION OF THE BUSINESS OF THE COMPANY AND LORVIC, INCLUDING THE ASSETS OF THE COMPANY OR LORVIC, SHALL BE "AS IS" AND "WHERE IS".

    7.5. ACTION BY STOCKHOLDERS. All action required to be taken by the Stockholders under this Agreement, the Documents and the Escrow Agreement (including, without limitation, the giving and receiving of all notices, consents and waivers and the execution and delivery of any documents, including any amendments to the Escrow Agreement, and the execution and delivery of any agreements and releases in connection with the settlement of any dispute or claim under Article I or V hereof or the Escrow Agreement) shall be sufficient if taken on the authority or with the written consent of the Stockholders holding a majority of the common stock on the Valuation Date.

    7.6.     APPOINTMENT OF AGENT.  (a) By their execution and delivery hereof,
(i) each Stockholder other than CVCA, Leck, Kirtley, Brian J. Richmand and Richard L. Perkal (such other Stockholders being the "Nemanick Stockholders") shall be deemed, for themselves and their personal representatives and other successors, to have constituted and appointed, effective from and after the Closing Date, Nemanick as their agent and attorney-in-fact, to take all action required or permitted to be taken by the Nemanick Stockholders under this Agreement, the Documents and the Escrow Agreement (including, without limitation, the execution and delivery of the Escrow Agreement the giving and receiving of all notices, consents and waivers and the execution and delivery of all documents, including any amendments of the Escrow Agreement, and the execution and delivery of any agreements and releases in connection with the settlement of any dispute or claim under Article I or V hereof or the Escrow Agreement).

         (b) Nemanick, as Agent for the Nemanick Stockholders shall be entitled to rely, and shall be fully protected in relying, upon any statements furnished to him by any Nemanick Stockholder, the Company, Lorvic or the Purchaser, or any other evidence deemed by Nemanick to be reliable, and Nemanick shall be entitled to act on the advice of counsel selected by him. Nemanick shall not be responsible for the genuineness or validity of any document and shall have no liability for acting in accordance with any written instructions given to him and believed by him to be signed by the proper parties. Nemanick shall be fully justified in failing or refusing to take any action under this Agreement unless he shall have been expressly indemnified to his satisfaction by the Nemanick Stockholders severally according to their respective Percentage Interests against any and all liability and expense that Nemanick may incur by reason of taking or continuing to take any such action. Nemanick shall in all cases be fully protected in acting, or refraining from acting, under this Agreement in accordance with a request of the Nemanick Stockholders, and any action taken or the failure to act pursuant thereto, shall be binding upon all of the Nemanick Stockholders.

         (c) Nemanick shall be entitled to retain counsel, accountants and other advisors and to incur such expenses (including litigation expenses) as Nemanick deems to be necessary or appropriate in connection with his performance of his obligations under this Agreement, and all such fees and expenses (including reasonable attorney's fees) incurred by Nemanick shall be paid by the Nemanick Stockholders pro rata according to their respective Percentage Interests.

         (d) The Nemanick Stockholders hereby agree severally to indemnify Nemanick (in his capacity as Agent), ratably according to their respective Percentage Interests against, and to hold Nemanick (in his capacity as Agent) harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of whatever kind which may at any time be imposed upon, incurred by or asserted against Nemanick in any way relating to or arising out of his action or failure to take action pursuant to this Agreement in his capacity as Agent; provided, that no Nemanick Stockholder shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the gross negligence or willful misconduct of Nemanick.

         (E) AMENDMENTS; SURVIVAL. No provision of this Section 7.6 may be amended without the consent of Nemanick. The agreements in this Section 7.6 shall survive termination of this Agreement.

    7.7. EXPENSES. Except as otherwise provided in this Agreement, all legal and other costs and expenses incurred in connection with this Agreement and the other Documents and the transactions contemplated hereby and thereby shall be paid by the parties incurring such expenses.

    7.8. ENTIRE AGREEMENT; AMENDMENT. (a) This Agreement and the Exhibits and Schedules attached hereto contain the entire agreement among the parties with respect to the transactions contemplated hereby and supersede all prior agreements and understandings among the parties with respect thereto, including, without limitation, the Letter of Intent dated March 2, 1995, between the Stockholders, the Company and the Purchaser.

         (b) This Agreement shall not be altered or otherwise amended except pursuant to an instrument in writing signed by the parties hereto.

    7.9. SEVERABILITY. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

    7.10. DESCRIPTIVE HEADINGS; NUMBER AND GENDER.

         (a) Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

         (b) Any reference to the masculine, feminine or neuter gender shall include such other genders and any reference to the singular or plural shall include the other, in each case unless the context otherwise requires.

    7.11. PUBLIC ANNOUNCEMENTS. The parties will consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement and the transactions contemplated hereby, and no party will issue any such press release or any such public statement prior to such consultation and the agreement of the other party, except as may be required by law.

    7.12. NOTICES. All notices or other communications which are required hereunder or otherwise delivered in connection herewith shall be in writing and shall be deemed to have been duly given if delivered personally or if sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

         if to the Purchaser, to:

             Young Dental Manufacturing Company
             13705 Shoreline Court East
             Earth City, Missouri  63045
             Attention:  Chief Financial Officer

         with a copy to:

             Armstrong, Teasdale, Schlafly & Davis
             One Metropolitan Square
             St. Louis, Missouri  63102-2740
             Attention:  John L. Gillis, Jr., Esq.
             Facsimile:  (314) 621-5065
             Telephone:  (314) 621-5070

         if to the Company, to:

             Lorvic Holdings, Inc.
             c/o Lorvic Corporation
             8810 Frost Avenue
             St. Louis, Missouri 63134

         and, if to the Stockholders (including Nemanick), to them at the address listed on Exhibit A hereto.
                           ---------

         in each case with a copy to:

             O'Sullivan Graev & Karabell, LLP
             30 Rockefeller Plaza, 41st Floor
             New York, New York 10112
             Attention:  Frederick M. Bachman, Esq.
             Facsimile:  (212) 408-2420
             Telephone:  (212) 408-2400
or to such other address as any party to whom notice is to be given may have furnished to the other parties in writing in accordance herewith. Any such notice or communication shall be effective upon receipt.

    7.13. COUNTERPARTS. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute one and the same agreement.

    7.14. GOVERNING LAW. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF MISSOURI, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF MISSOURI OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF MISSOURI TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF MISSOURI WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION'S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.

    7.15. BENEFITS OF AGREEMENT. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Anything contained herein to the contrary notwithstanding, this Agreement shall not be assignable by the Stockholders without the consent of the Purchaser or by the Purchaser without the consent of the Stockholders, provided, however that the Purchaser may collaterally assign this Agreement, without the consent of the Stockholders, to a financial or lending institution providing financing to the Purchaser; provided, further, that no such assignment shall release the Purchaser from his obligations hereunder.

    7.16. CONSTRUCTION. The provisions of this Agreement shall be construed according to their fair meaning and neither for nor against any party hereto irrespective of which party caused such provisions to be drafted. Each of the parties acknowledge that it has been represented by an attorney in connection with the preparation and execution of this Agreement.

                              *     *     *     *

    IN WITNESS WHEREOF, each of the parties has caused this Stock Purchase Agreement to be executed on the day and year first written above.


                                 YOUNG DENTAL MANUFACTURING COMPANY



                                 By:/s/ George E. Richmond
                                    -------------------------------
                                    Name:
                                    Title:



                                 LORVIC HOLDINGS, INC.



                                 By:/s/ Richard C. Nemanick
                                    -------------------------------
                                    Name:
                                    Title:

                                    CHEMICAL VENTURE CAPITAL ASSOCIATES,
                                      A CALIFORNIA LIMITED PARTNERSHIP,

                                    BY:  CHEMICAL VENTURE PARTNERS,
                                            ITS GENERAL PARTNER



                                    By: /s/ Jeff C. Walker
                                       ----------------------------------
                                       A General Partner


                                    /s/ P. Jeffrey Leck
                                    -------------------------------------
                                    P. Jeffrey Leck


                                    /s/ John F. Kirtley
                                    -------------------------------------
                                    John F. Kirtley


                                    /s/ Richard C. Nemanick
                                    -------------------------------------
                                    Richard C. Nemanick

                                    RICHARD C. NEMANICK TRUST


                                    By:  /s/ Richard C. Nemanick
                                       -------------------------------------


                                    By:
                                       -------------------------------------



                                    COLLEEN H. NEMANICK TRUST


                                    By:  /s/ Colleen H. Nemanick
                                       -------------------------------------


                                    By:
                                       -------------------------------------



                                    NEMANICK CHILDREN'S TRUST #2


                                    By:  /s/ Richard C. Nemanick
                                       -------------------------------------



                                    /s/ Richard L. Perkal
                                    ----------------------------------------
                                    Richard L. Perkal


                                    /s/ Brian J. Richmand
                                    ----------------------------------------
                                    Brian J. Richmand